AMENDED AND RESTATED
LOAN ORIGINATION AND PARTICIPATION AGREEMENT
          THIS AMENDED AND RESTATED LOAN ORIGINATION AND PARTICIPATION AGREEMENT (“Agreement”) is made and entered into as of the 31 day of October, 2006, by and among AgStar Financial Services, PCA, d/b/a ProPartners Financial (hereafter referred to as “ProPartners”); CHS Inc. (hereafter referred to as “CHS”) and Cofina Financial, LLC (hereafter referred to as “Cofina”).
RECITALS:
A.	Cofina has organized an agricultural production and processing financing program to provide financing to farmers and agricultural producers for agricultural production or processing (the “Program”).

B.	The parties hereto wish to enter into a transaction whereby Cofina will originate and participate to ProPartners certain loans under the Program based on the terms and conditions of the Farm Credit Act of 1971, as amended, the regulations of the Farm Credit Administration, this Agreement, the Loan Underwriting Criteria and the policies, requirements and procedures of ProPartners, all as amended from time to time subject to the terms hereof (each, a “Loan” and collectively, the “Loans”).

C.	The Loans will be made in the name of Cofina and ProPartners will purchase a 100%participation interest in the Loans as provided herein.

D.	ProPartners, Cofina and CHS are parties to a Loan Origination and Participation Agreement dated as of April 1, 2006 (the “Prior Agreement”).

E.	ProPartners previously purchased a 100% participation interest in the loans referenced under the Prior Agreement (the “Existing Loans”).

F.	The parties agree that ProPartners’ participation interest in the Existing Loans will be governed by the terms of this Agreement and that this Agreement will amend and restate the Prior Agreement in its entirety.

G.	To induce ProPartners to purchase participation interests in the Loans, CHS and Cofina have agreed to provide ProPartners with certain guarantees in accordance with the terns of this Agreement.
          NOW, THEREFORE, in consideration of the parties’ respective undertakings and obligations and of the agreements hereinafter set forth, ProPartners, CHS and Cofina agree as follows:
I. DEFINITIONS
Unless otherwise defined herein, the capitalized terms used in this Agreement shall have the following, meanings (whether in singular or plural form):

1.01	“Borrower” means collectively with respect to a Participated Luan, each and every. Person signing, making or co-making, endorsing, guaranteeing or acting as surety on such Participated Loan (other than CHS and Cofina).

1.02	“CHS 15% Recourse Loans” means, collectively, all of the Existing Loans that were placed in the CHS 15% Recourse Pool under the Prior Agreement and are subject to CHS’ guarantee pursuant to Article V hereof, subject to the limitations described in Section 5.01(b).

1.03	“CHS 15% Recourse Pool” has the meaning given in Section 3.04.

1.04	“Commitment” means with respect to a Borrower, the aggregate principal amount of any funds Cofina is committed to advance to any Borrower under a Participated Loan (without prejudice to normal conditions to any such advance), computed without reduction for any advances theretofore made which are outstanding but which in fact reduces the level of future borrowings thereunder. If there shall be more than one Borrower with respect to a Participated Loan, for purposes hereof Cofina shall be deemed to have made a Commitment to each such Borrower with respect to 100% of the aggregate principal amount of any funds with respect to which such Commitment relates.

1.05	“Cooperative Guarantee” means the written agreement by a cooperative affiliate of Cofina to guarantee the payment of certain Participated Loans under such terms and documents that are approved by ProPartners, including, without limitation, the terms and documents governing the assignment of all rights and interests under such Cooperative Guarantee from Cofina to ProPartners.

1.06	“Default” means with respect to any Participated Loan, any event or circumstances which under its Loan Documents permits the indebtedness evidenced thereby to be accelerated, collateral to be foreclosed upon or other remedies taken.

1.07	“Defaulted Loan” has the meaning given in Section 2.02.

1.08	“Event of Default” shall have the meaning given in Article VII hereof.

1.09	“Existing Loans” has the meaning given in the Recitals to this Agreement.

1.10	“15% Recourse Loans” means, collectively, all of the Participated Loans that are placed in the 15% Recourse Pool and are subject to Cofina’s guarantee pursuant to Article V hereof, subject to the limitations described in Section 5.02(c).

1.11	“15% Recourse Pool” has the meaning given in Section 3.04.

1.12	“50%, Recourse Loans” means, collectively, all of the Participated Loans that are placed in the 50% Recourse Pool and are subject to CHS’ guarantee pursuant to Article V hereof, subject to the limitations described in Section 5.01(b).

1.13	“50% Recourse Pool” has the meaning given in Section 3.04.

1.14	“5% Recourse Loans” means, collectively, all of the Participated Loans that are placed in the 5% Recourse Pool and are subject to Cofina’s guarantee pursuant to Article V hereof, subject to the limitations described in Section 5.02(a).

1.15	“5% Recourse Pool” has the meaning given in Section 3.04.

1.16	“Full Recourse Loans” mean, collectively, all of the Participated Loans that are placed in the Full Recourse Pool and are subject to CHS’ guarantee pursuant to Article V hereof.

1.17	“Full Recourse Pool” has the meaning given in Section 3.04.

1.18	“GAAP” means generally accepted accounting principles in the United States in effect from time to time, consistently applied.

1.19	“Jumbo Loan” means with respect to each Loan, a Loan which if it became a Participated Loan would, alone or in combination with any other Participated Loan(s) of the same type under which Commitments then exist in favor of the same Borrower, evidence an aggregate total Commitment in relation to all such Participated Loans in excess of $250,000. Borrowers with common management and/or ownership shall be considered a single Borrower for purposes of determining whether one or more Participated Loans collectively evidence a Jumbo Loan.

1.20	“Loan” has the meaning given in the Recitals to this Agreement.

1.21	“Loan Approval” shall have the meaning given in Section 2.01.

1.22	“Loan Documents” include, but are not limited to, a promissory note, all related loan agreements, amendments to such promissory note or loan agreements, financing statements, security agreements, mortgages, trust deeds, guaranties or other security documents which evidence any Borrower’s obligations to Cofina in relation to a Participated Loan or Commitment to such Borrower.

1.23	“Loan Underwriting Criteria” means the Underwriting Standards set forth on the attached Exhibit A, as amended from time to time upon the mutual agreement of ProPartners and Cofina.

1.24	“Near Default” means with respect to any Participated Loan any event or circumstances which with the passage of time, the giving of notice or both would be a Default.

1.25	“Net Realizable Value” means, with respect to any collateral securing a Participated Loan, the fair market value of such collateral less, as applicable, any (i) prior liens. (ii) reasonable foreclosure or liquidation expenses and (iii) distressed sale discounts.

1.26	“Participants” shall have the meaning given in Section 10.02.

1.27	“Participated Loan(s)” shall have the meaning given in Section 2.01.

1.28	“Participation Interest” shall have the meaning given in Section 2.01.

1.29	“Payments” shall mean, with respect to any Participated loan, all funds received under such Participated Loan, including, without limitation, principal and interest payments, prepayments received from a Borrower or proceeds received from the disposition of collateral securing such Participated Loan.

1.30	“Person” shall mean an individual, corporation, partnership, association, joint venture, limited liability company, government (or any agency or political subdivision thereof), unincorporated organization, trust or other entity, including, without limitation, an employee pension, profit sharing or other benefit plan or trust.

1.31	“Prime Rate” means, as of the date of determination, the rate of interest per annum most recently published in the Midwest Edition of The Wall Street Journal as the “prime” rate.

1.32	“Program” has the meaning given in the Recitals to this Agreement.

1.33	“Repurchase Option” shall have the meaning given in Section 3.07.

1.34	“10% Recourse Loans” means, collectively, all of the Participated Loans that are placed in the 10% Recourse Pool and are subject to Cofina’s guarantee pursuant to Article V hereof, subject to the limitations described in Section 5.02(b).

1.35	“10% Recourse Pool” has the meaning given in Section 3.04.

1.36	“Term” has the meaning given in Section 11.01.

1.37	“Total Capital” means, at any date, the amount of Cofina’s “total capital” as determined in accordance with GAAP and including the carrying value of Cofina’s equity ownership in Cofina Funding, LLC.

1.38	“Trademark” means the Cofina Country Business Partners Program (whether or not registered).

1.39	“Underwriting Fee” has the meaning given in Section 2.11.
II. LOAN ADMINISTRATION
2.01	Cofina shall originate the Loans to Borrowers in accordance with the Loan Underwriting Criteria, the proceeds of which will be used to finance the Borrowers’ agricultural production or processing activities in accordance with the terms designated by ProPartners in the applicable Loan Approval (“Loan Approval”). ProPartners shall use commercially reasonable efforts to promptly notify Cofina in writing of its approval or declination of a Loan; provided, however, that any approval pertaining to a Jumbo Loan shall require the written consent of Cofina. ProPartners shall purchase a 100% participation interest from Cofina (a “Participation Interest”), as provided in Section 3.01, in each Loan made by Cofina in accordance with the terms of the applicable Loan Approval (including the Existing Loans, each, a “Participated Loan” and collectively, the “Participated Loans”).

2.02	Until such time that a Participated Loan has been subject to a Default for 30 consecutive days (a “Defaulted Loan”), ProPartners shall be responsible for all servicing activities associated with the Participated Loans, including the exclusive right to pursue servicing or collection activities with regard to the Participated Loans; provided that Cofina shall work with the agricultural producers and processors who are Borrowers to provide substantial information gathering, initial loan analysis and on-going loan servicing. In the case of each Defaulted Loan, unless Cofina exercises its Repurchase Option, as described in Section 3.07, with respect to such Defaulted Loan, ProPartners shall work with Cofina to take such actions as they agree are appropriate with respect to such Defaulted Loan, including acceleration of the indebtedness evidenced thereby, refusing to make additional advances, foreclosing upon collateral, initiating litigation and agreeing to settlements and taking all other remedial actions, and Cofina hereby agrees to pay to ProPartners the costs of such specialized collection activities involving such Defaulted Loan pursuant to a fee schedule provided by ProPartners to Cofina from time to time; provided, however, that if ProPartners and Cofina do not agree on a plan of action with respect to a Defaulted Loan, then ProPartners shall take such actions as it determines are appropriate, subject to Cofina’s right to exercise its Repurchase Option.

2.03	The Loan Documents required by ProPartners with respect to each Participated Loan shall be prepared by ProPartners and delivered to the applicable cooperative affiliate for execution by the Borrower. Each Loan shall be made in the name of Cofina. ProPartners shall maintain possession of all originals of the Loan Documents and any related materials.

2.04	At ProPartners’ direction, Cofina shall use commercially reasonable efforts to cause Cofina’s cooperative affiliates to perform such tasks as are reasonably requested by ProPartners in connection with its servicing of the Loans, including, but not limited to, periodically visiting a Borrower’s place of business to inspect the collateral and records.

2.05	ProPartners shall receive directly from the Borrower at an address and/or account designated by ProPartners all Payments related to the Participated Loans. All Payments received by Cofina from Borrowers in connection with the Participated Loans shall be held in trust for ProPartners until paid over to ProPartners.

2.06	Cofina hereby grants to ProPartners a terminable, nonexclusive, nontransferable license to use the Trademark in connection with its relationship to the Program, including its loan servicing activities associated with the Participated Loans, e.g., servicing or collection activities with regard to the Participated Loans, and in the event a Default exists under a Participated Loan, taking such action as it determines appropriate by reason thereof, all in accordance with the terms and provisions of this Agreement and consistent with Cofina’s standards, rules, and procedures communicated to ProPartners in writing from time to time. ProPartners acknowledges and agrees that Cofina is the sole and exclusive owner of the Trademark and will not do anything inconsistent with such ownership or directly or indirectly challenge or impair the validity thereof ProPartners shall only use the Trademark in connection with the Program. ProPartners agrees that it will not attack the title of Cofina to the Trademark, or the validity of any application for registration thereof, in any jurisdiction. ProPartners may use the Trademark provided such use strictly abides by the terns of this Agreement and is subject to the quality control of Cofina, and shall comply at all times with the current standards of use provided to ProPartners by Cofina in writing. Any violation of this Section 2.06 by ProPartners shall constitute an Event of Default under this Agreement if ProPartners receives written notice of such violation and such violation is not cured within 30 days of such written notice.

2.07	ProPartners shall perform and maintain all the accounting and reporting tasks associated with the Borrowers and the Participated Loan activities noted within this Agreement. ProPartners will maintain accounting information in accordance with GAAP and provide financial reports for specified periods, both noted and agreed to under Exhibit B of this Agreement. In addition, ProPartners shall maintain and monitor accounting systems and internal controls sufficient to adequately provide accurate and timely information and safeguard the assets and information related to the activities within this Agreement. As partial response to ProPartners monitoring of their internal control system, ProPartners will provide to Cofina any available SAS 70 Type II reports or other reports used to evaluate and test their internal control systems contracted for by ProPartners or their assigned servicing agent(s). ProPartners shall account for the Participated Loan pool placement and related accrual interest, shall apply all funds received to the appropriate purchase pools and shall provide notice to Cofina of all such actions in accordance with the terms of this Agreement. Cofina shall have the right, at its own expense and upon prior written notice to ProPartners, to audit ProPartners’ accounting and associated documents in connection with the Participated Loans and may audit or review any associated services or activities performed by ProPartners, provided that such audit is performed during reasonable business hours and in a manner that is not significantly disruptive of ProPartners’ business.

2.08	Cofina and ProPartners agree that there shall be timely and thorough communication of pertinent general and credit information between the parties and cooperation between each party’s personnel with respect to the terms of this Agreement. This includes, without limitation, furnishing and exchanging pertinent correspondence, memoranda, quarterly Borrower status reports and loan servicing documentation (such as periodic balance sheets, operating statements, audit reports (if available) and collateral position reports) relating to a Borrower.

2.09	This Agreement shall not be deemed to appoint either Cofina or ProPartners as agent of the other, except as ProPartners may be deemed the agent of Cofina for administering, servicing and collecting under the Participated Loans. This Agreement shall not be construed to create a partnership, joint venture or any like arrangement between Cofina and ProPartners.

2.10	In consideration for the origination and servicing activities performed by ProPartners tinder the terms of this Agreement, at all times during the Term, Cofina shall pay to ProPartners a monthly underwriting fee equal to the sum of $25,000 plus $45 for each Participated Loan that is outstanding as of the last day of the previous month (“Underwriting Fee”). All Underwriting Fees shall be payable no later than close of business on the tenth day following the end of each month. The parties agree to review the terns of the Underwriting Fee after one year.

2.11	All of Cofina’s agricultural producer, processor, and other customer data, and any other agricultural producer, processor, and other customer data obtained pursuant to this Agreement shall be owned by Cofina and shall not be used by ProPartners for any purpose other than fulfilling the requirements of this Agreement.
III. SALE AND PURCHASE OF PARTICIPATION INTERESTS
3.01	ProPartners shall purchase a participation interest in all of the Loans equal to 100% of the indebtedness under each Loan as approved and issued in accordance herewith; provided, however, that the aggregate principal amount of all such Participated Loans shall not exceed $120,000,000, of which the aggregate principal amount of the Participated Loans contained in the 50% Recourse Pool and the Full Recourse Pool cannot exceed $60,000,000. ProPartners’ obligation to purchase a Participation Interest in a Loan is conditioned upon such Loan meeting the following requirements:
(a)	Such Loan is subject to the guarantee of CHS or Cofina pursuant to Article V hereof or to a Cooperative Guarantee, as designated by ProPartners in the applicable Loan Approval;

(b)	In the case of a Loan designated by ProPartners in the applicable Loan Approval for placement in the Full Recourse Pool or the 50% Recourse Pool, CHS has provided its written consent to such placement; and

(c)	In the case of a Loan designated by ProPartners in the applicable Loan Approval to be subject to a Cooperative Guarantee, such cooperative affiliate of Cofina has executed such documentation as requested by ProPartners evidencing the Cooperative Guarantee.
ProPartners shall be deemed to have purchased a Participation Interest in a Loan only after such Loan has been approved by ProPartners in accordance with Section 2.01 and made under such terms and conditions as ProPartners has specified in the applicable Loan Approval. ProPartners shall have no obligation to purchase a Loan if the documentation for such Loan was not prepared and administered by ProPartners pursuant to this Agreement. After ProPartners’ purchase of a Participation Interest in a Loan hereunder, ProPartners shall fund all advances under such Participated Loan in accordance with the terms and provisions of such Participated Loan and the related Loan Documents.

3.02	Subject to the terms and provisions of this Agreement, Cofina hereby grants to ProPartners a power of attorney to exercise in accordance kith the terms of this Agreement, to the exclusion of Cofina, all of the rights of Cofina under each Participated Loan, including, but not limited to, the right (1) to perform all loan origination, servicing, administration and collection actions with respect to the Participated Loans, including, without limitation, those actions specified in Article 11. (ii) to exercise any power or authority granted to Cofina pursuant to the Loan Documents, (iii) to endorse and cash checks and other instruments made payable to Cot-ma with respect to Payments under the Participated Loans. (iv) to execute all Loan Documents related to the Participated Loans on behalf of, Cofina, and (v) to otherwise exercise all rights of Cofina established pursuant to each such Participated Loan; provided, however, that Cofina shall have the right to work with the agricultural producers and processors who are Borrowers for information gathering, initial loan analysis and on-going loan servicing purposes. The powers of attorney granted by Cofina to ProPartners hereunder are irrevocable and coupled with an interest.
3.03	Each Participated Loan will be placed into one of six purchase pools in accordance with the Loan Underwriting Criteria and the terms of this Agreement. The six purchase pools shall be grouped as follows: (i) 5% Recourse Loans (the “5% Recourse Pool”); (ii) 10% Recourse Loans (the “10% Recourse Pool”); (iii) 15% Recourse Loans (the “15% Recourse Pool”); (iv) 50% Recourse Loans (the “50% Recourse Pool”); (v) Full Recourse Loans (the “Full Recourse Pool”) and (vi) CHS 15% Recourse Loans (the “CHS 15% Recourse Pool”). ProPartners and Cofina may also agree that certain Participated Loans that are not placed in one of the six above-referenced pools be instead subject to a Cooperative Guarantee. All of the Existing Loans will be placed in either the 15% Recourse Pool or the CHS 15% Recourse Pool unless (a) CHS has consented in writing to the placement of an Existing Loan in the Full Recourse Pool, (b) CHS and ProPartners have consented in writing to the placement of an Existing Loan in the 50% Recourse Pool or (c) ProPartners has consented in writing that an Existing Loan be subject to a Cooperative Guarantee. All Participated Loans originated after the date of this Agreement will be placed in either the 5% Recourse Pool, the 10% Recourse Pool or the 15% Recourse Pool unless (y) CHS has consented in writing to the placement of a Participated Loan in the 50% Recourse Pool or the Full Recourse Pool or (z) the Loan Approval for such Participated Loan provides that the Participated Loan will be subject to a Cooperative Guarantee. Each Existing Loan contained in the CHS 15% Recourse Pool that is renewed or extended past such Existing Loan’s current maturity date will be transferred from the CHS 15% Recourse Pool to another pool or become subject to a Cooperative Guarantee, in accordance with the applicable Loan Approval.

3.04	ProPartners’ portion of the interest collected with respect to each Participated Loan shall be equal to the following: (i) the Prime Rate less 185 basis points for each Participated Loan placed in the 5% Recourse Pool; (ii) the Prime Rate less 165 basis points for each Participated Loan placed in the 10% Recourse Pool; (iii) the Prime Rate less 115 basis points for each Participated Loan placed in the 15% Recourse Pool or the CHS 15% Recourse Pool; (iv) the Prime Rate less 165 basis points for each Participated Loan placed in the 50% Recourse Pool or the Full Recourse Pool; and (v) the Prime Rate less 165 basis points for each Participated Loan that is subject to a Cooperative Guarantee (the “Retained Interest”); provided, however, that any Participated Loan that is a fixed-rate loan shall bear interest at such fixed rate of interest and at such Retained Interest as agreed by the parties on a case by case basis. Cofina shall not reduce or lower the interest rate or interest rate parameters on a Participated Loan without the prior written consent of ProPartners. All interest collected in each [month], less the Retained Interest, shall be paid to Cofina by ProPartners no later than the tenth day following the end of each [month].

3.05	The Participated Loans III ay he Secured by it perfected III-St priority’ Security interest in acceptable collateral with Net Realizable Value sufficient to repay the obligations under such Participated Loans. As security for the payment and performance of all the Participated Loans, Cofina hereby assigns to ProPartners any and all security interests and other liens obtained by Cofina as collateral securing the Participated Loans, and as and when requested in writing by ProPartners, shall promptly file such UCC-3 financing statements or other forms as ProPartners shall request evidencing such assignment.
3.06	If ProPartners at any time holds a Participation Interest in a Participated Loan of a Borrower and Cofina extends additional credit to the same Borrower, Cofina agrees to offer ProPartners the opportunity to purchase a Participation Interest in such Loan in accordance with the terms of this Agreement. Borrowers with common management and/or ownership shall be considered a single Borrower for purposes of the foregoing.
3.07	Cofina shall have the option to repurchase ProPartners’ Participation Interest in a Participated Loan if (i) such Participated Loan is a Defaulted Loan or (ii) ProPartners determines that it will not consent to the renewal or extension of such Participated Loan for a subsequent term or that ProPartners will only consent to the renewal or extension of such Participated Loan hereunder at a lower classification or under less favorable economic terms (in each case, a “Repurchase Option”); provided, however, that Cofina’s exercise of a Repurchase Option shall not he considered a payment under the guarantee obligations of either CHS or Cofina pursuant to Article V. The Repurchase Option shall be exercisable with respect to (i) above, during the 30-day period following notification by ProPartners to Cofina that a Participated Loan has become a Defaulted Loan, and with respect to (ii) above, during the 30-day period following notification by ProPartners to Cofina of ProPartners’ determination not to consent to the renewal or extension of a Participated Loan or to consent to such renewal or extension of a Participated Loan only at a lower classification or under less favorable economic terms. In addition to the above, in cases involving Participated Loans that are subject to the guarantee of CHS, if such a Participated Loan is subject to a Default or a Near Default and the parties agree, for a period of up to 60 days, to comply with a collection plan regarding the collection of and remedies under such Participated Loan (subject to ProPartners’ right to discontinue such collection efforts and demand payment of CHS’ guaranty prior to the end of such 60-day period if the parties mutually agree or if ProPartners determines in good faith that a delay is likely to have a material adverse effect on ProPartners), CHS shall have the right to purchase ProPartners’ Participation Interest in such Participated Loan at any time prior to the end of such 60-day period (also a “Repurchase Option”). With respect to each Repurchase Option exercised by Cofina or CHS, Cofina or CHS, as the case may he, will pay to ProPartners a repurchase price equal to the suns of all outstanding principal, interest and fees then existing under such Participated Loan, plus any other reasonable third party attorney fees or other collection costs incurred by ProPartners with respect to such Participated Loan. Upon ProPartners’ receipt of payment in full with regard to it Repurchase Option. ProPartners shall (a) forward to Cofina or CHS. as applicable, all Loan Documents pertaining to such Participated Loan in ProPartners’ possession, (b) assign to Cofina or CHS, as applicable, all of its right, title and interest in such Participated Loan and the related Loan Documents. (c) cease and he discharged from all activities and responsibilities regarding such Participated Loan and (d) prepare documentation to assign applicable collateral to CHS or Cofina, as applicable, and, if applicable, file UCC-3 financing statements.

3.08	ProPartners’ purchase of Participation Interests in the Participated Loans pursuant to Section 3.01 hereof shall constitute a sale of all of the beneficial ownership interest in such Participated Loans, and the collateral securing the Participated Loan’s indebtedness, and shall not be construed as an extension of credit by ProPartners to Cofina. In the event that the transactions contemplated by this Agreement are nevertheless characterized as extensions of credit, Cofina hereby grants ProPartners a security interest in all of the Participated Loans and in all of the Loan Documents related thereto, whether now in existence or hereafter created. The security interest granted hereby shall secure payment of all extensions of credit by ProPartners to Cofina and the performance of all obligations of Cofina to ProPartners of every type and description for such extensions of credit, whether now existing or hereafter arising. Upon an Event of Default by Cofina and anytime thereafter, ProPartners may declare any obligations outstanding between Cofina and ProPartners to be immediately due and payable and may exercise any and all rights of a secured party in the enforcement of its security interest under the Uniform Commercial Code or any other applicable law.
IV. REPRESENTATIONS, WARRANTIES AND COVENANTS
4.01	Cofina represents, warrants and covenants that it has all requisite power and authority to execute and deliver this Agreement and the other documents required and to perform all of the obligations under this Agreement, and the existence of the arrangement contemplated by this Agreement and Cofina’s participation in such arrangement and the execution, delivery and performance under this Agreement by Cofina does not violate any applicable law in any material respect. Cofina further represents, warrants and covenants that there are no creditors of Cofina who have a security interest in any of the Participated Loans and Cofina will not grant a security interest in any of the Participated Loans to any creditor during the term of this Agreement.

4.02	CHS represents and warrants that it has all requisite power and authority to execute and deliver this Agreement and other documents required and to perform all of the obligations under this Agreement, and such execution, delivery and performance does not violate any applicable law in any material respect.

4.03	ProPartners represents and warrants that it has all requisite power and authority to execute and deliver this Agreement and other documents required and to perform all of the obligations under this Agreement, and such execution, delivery and performance does not violate any applicable law in any material respect.
V. GUARANTEE
5.01	CHS hereby:
(a)	absolutely and unconditionally guarantees the full payment of each Participated Loan placed in the Full Recourse Pool; provided, however, that a Participated

Loan will not be placed in the Full Recourse Pool without the written consent of CHS; and

(b)	absolutely and unconditionally guarantees the payment of the Participated Loans placed in the 50% Recourse Pool and the CHS 15% Recourse Pool; provided, however, that for each calendar year, CHS’ guarantee under this Section 5.01(b) shall be limited to the greater of (i) the sum of 50% of the aggregate total Commitments in favor of all Borrowers with respect to the outstanding Participated Loans contained in the 50% Recourse Pool as of the business day preceding the date of payment, plus 15% of the aggregate outstanding and unfunded Commitments in favor of all Borrowers with respect to the outstanding Participated Loans contained in the CHS 15% Recourse Pool as of the business day preceding the date of payment, plus any accrued interest, minus any guaranty payments previously made by CHS under this Section 5.01(b), or (ii) $4,000,000; provided, further, that any guarantee payment made by CHS towards such limitation must be acknowledged as such in writing by ProPartners and CHS.
5.02	Cofina hereby absolutely and unconditionally guarantees the payment of the Participated Loans placed in the 5% Recourse Pool, the 10% Recourse Pool and the 15% Recourse Pool; provided, however, that for each calendar year, Cofina’s guarantee under this Section 5.02 with respect to each pool shall be limited as follows:
(a)	with regard to the 5% Recourse Pool, to the greater of (1) the stun of 5% of the aggregate outstanding and unfunded Commitments in favor of all Borrowers with respect to the outstanding Participated Loans contained in the 5% Recourse Pool as of the business day preceding the date of payment, plus any accrued interest, minus any guaranty payments previously made by Cofina under this Section 5.02(a), or (ii) $1,000,000;

(b)	with regard to the 10% Recourse Pool, to the greater of (i) the sum of 10% of the aggregate outstanding and Unfunded Commitments ill favor of all Borrowers with respect to the outstanding Participated Loans contained in the 10% Recourse Pool as of the business day preceding the date of payment, plus any accrued interest, minus any guaranty payments previously made by Cofina under this Section 5.02(b), or (ii) $2,500,000; and

(c)	with regard to the 15% Recourse Pool, to the greater of (i) the sum of 15% of the aggregate outstanding and unfunded Commitments in favor of all Borrowers with respect to the outstanding Participated Loans contained in the 15°4, Recourse Pool as of the business day preceding the date of payment, plus any accrued interest. minus any guaranty payments previouslN’ made by Cofina Under this Section 5.02(c), or (ii) 54,000,000;
provided, that Cofina’s aggregate liability under the guarantees set forth in this Section 5.02 shall be limited to the suns of $7,500,000, notwithstanding any other provision of this Agreement. Any guarantee payment made by Cofina towards any of the above limitations must be acknowledged as such in writing by ProPartners and Cofina.

5.03	ProPartners may make a call by written notice by certitied mail, return receipt requested, to CHS or Cofina under any of the foregoing guarantees with respect to any Participated Loan under which a Default by reason of the failure to timely pay principal or interest exists, and the guaranty payment once a call is made shall be paid on the tenth business day after confirmed receipt of such notice by Cofina or CHS, as applicable.

5.04	ProPartners shall provide CHS with a detailed summary at the end of each month identifying the Participated Loans and dollars outstanding under the 50% Recourse Pool and the Full Recourse Pool. The failure by ProPartners to provide such notice to CHS shall in no way reduce CHS’ guarantee obligations to ProPartners hereunder. Furthermore, CHS waives notice from ProPartners of ProPartners’ purchase of Participation Interests in the Participated Loans hereunder.

5.05	Upon the written consent of ProPartners (except as otherwise provided in Sections 3.07 or 11.01), which ProPartners may withhold at its reasonable discretion or conditioned upon such requirements as prior liquidation and application of collateral, the guarantee obligations of CHS or Cofina may be fulfilled by providing funds, as necessary, for the repurchase of any Participated Loan (whether partially or totally unpaid) that is in excess of 90 days past due or that does not comply with ProPartners’ credit standards, procedures, or loan documentation requirements. The repurchase price of any Participated Loan shall equal the outstanding principal balance, plus accrued interest, plus reasonable expenses incurred by ProPartners in any collection activity, plus all related pre-payment and funding make-whole premium.

5.06	CHS and Cofina shall have subrogation rights only with respect to Participated Loans repurchased in connection with their guarantee obligations hereunder and CHS and Cofina hereby agree that they will not exercise or enforce any right of contribution, reimbursement, recourse or subrogation against any Borrower under a Participated Loan or any collateral securing a Participated Loan unless and until all obligations under such Participated Loan have been paid in full by CHS or Cofina, as the case may be, pursuant to Sections 5.01 or 5.02.

5.07	CHS and Cofina agree that ProPartners and/or Cofina may, at any time, extend payment of any Participated Loan in whole or in part, otherwise change the terms of payment (including interest rate), accept partial payments, release or impair any collateral security, release or agree not to sue any party liable on said Participated Loan and/or take any other actions with respect to any Participated Loan or parties thereto, all without releasing or diminishing any liability of CHS or Cofina pursuant to this Article V.

5.08	The guarantees of CHS and Cofina herein are promises of payment, and not of collection, and Cofina and CHS waive any right to require ProPartners to bring any action against a Borrower under the Participated Loans or against any other Person or to require that resort be had to any security or credit on the books of ProPartners in favor of a Borrower. prior to the fulfillment by CHS or Cofina of its guarantee obligations hereunder.

5.09	No delay on the part of ProPartners in exercising any rights hereunder or failure to exercise the same shall operate as a waiver of such rights. In no event shall any modification or waiver of the provisions of the guarantees of CHS and Cofrna hereunder be affected unless in writing nor shall any such waiver be applicable except in the specific instance for which given.

5.10	The guarantees of CHS and Cofina hereunder shall constitute continuing and irrevocable agreements of guarantee. The guarantees of CHS and Cofina shall continue until all amounts owed to ProPartners under the Participated Loans have been fully and completely discharged.
VI. COVENANTS OF COFINA
6.01	During the Tenn, Cofina shall maintain at all times, measured as of the end of each calendar quarter, Total Capital of not less than $65,000,000.

6.02	During the Term, Cofina shall maintain as of the last day of each month a ratio of (i) its total debt to (ii) its Total Capital plus its loan loss reserve, of not more than 8.00 to 1.00. For this purpose, (a) Cofina’s “total debt” means all of Cofina’s indebtedness incurred or assumed for borrowed money and all of Cofina’s lease obligations if, in either case, categorized as debt according to GAAP, together with all indebtedness of any indebtedness of any other Person if categorized as debt according to GAAP, and (b) Cofina’s “loan loss reserve” means the amount identified on Cofina’s balance sheet as loan loss reserves as of the last day of the appropriate month.
VII. EVENTS OF DEFAULT AND REMEDIES
7.01	The occurrence of any one or more of the following events will constitute an “Event of Default” hereunder:
(a)	Cofina, CHS or ProPartners materially breach any covenant or term, or fail to perform in any material respect, any obligations under this Agreement;

(b)	Any warranty, representation, or statement now or hereafter furnished by or on behalf of Cofina to ProPartners in connection with this Agreement proves to be false or misleading in any material respect when furnished;

(c)	Failure by Cofina to remit to ProPartners, within ten days of its receipt thereof, ProPartners’ share of Payments received with regard to any Participated Loan; or

(d)	Cofina, CHS or ProPartners become insolvent, or declare bankruptcy.
7.02	Upon the occurrence of any Event of Default, the non-defaulting party may, at its sole option and discretion and upon prior written notice to the defaulting party, suspend or terminate its obligations hereunder, or exercise any rights contained in this Agreement. In addition, or in the alternative, the non-defaulting party may exercise any rights available to it at last or equity, which rights are hereby expressly preserved. Such rights and remedies will be cumulative and not exclusive to the fullest extent necessary in order to provide the Non-defaulting party with its benefit of the bargain under this Agreement.

VIII. INDEMNIFICATION
8.01	Cofina, by executing this Agreement, agrees to indemnify ProPartners, its agents and employees, for any losses suffered by ProPartners or such agents and employees when such losses are caused by the gross negligence of Cofina or any of its employees or agents or by the willful, wanton, or criminal conduct of Cofina or any of its employees or agents.

8.02	CHS, by executing this Agreement, agrees to indemnify ProPartners, its agents and employees, for any losses suffered by ProPartners or such agents and employees when such losses are caused by the gross negligence of CHS or any of its employees or agents or by the willful, wanton, or criminal conduct of CHS or any of its employees or agents.

8.03	ProPartners, by executing this Agreement, agrees to indemnify Cofina and CHS, their respective agents and employees, for any losses suffered by Cofina and CHS when such losses are caused by the gross negligence of ProPartners or any of its employees or agents or by the willful, wanton, or criminal conduct of ProPartners or any of its employees or agents.

8.04	The failure of ProPartners to properly file or continue UCC financing statements shall be considered to be gross negligence.
IX. FINANCIAL INFORMATION AND REPORTING
9.01	Cofina shall furnish ProPartners with Cofina’s monthly financial statements prepared in accordance with GAAP within 30 days after the end of each month. Cofina shall also furnish ProPartners with Cofina’s individual fiscal year-end financials, president’s reports and internal reviews and audits to within 120 days of each such fiscal year-end or, if earlier, within 30 days of completion thereof.

9.02	CHS shall furnish ProPartners with CHS’ consolidated fiscal year-end financials, president’s reports and internal reviews and audits to within 90 days of each such fiscal year-end or, if earlier, within 30 days of completion thereof. The delivery of the CHS annual report on Form 10-K, as prepared and filed in accordance with the requirements of the Securities and Exchange Commission, shall be deemed to satisfy the requirement of delivering such information of CHS.

9.03	ProPartners shall furnish Cofina with those reports set forth on Exhibit B, as well as any additional reports requested by Cofina and agreed to by ProPartners, which agreement shall not be unreasonably withheld.
X. SUCCESSORS AND PARTICIPANTS
10.01	This Agreement shall bind and Inure to the benefit of ProPartners, CHS and Cofina and their respective successors and assigns, but may be assigned only with the consent of the other parties.

10.02	ProPartners may sell participation ownership interests in the Participation Interests to other institutions within what is known as the Farm Credit System, the name commonly used to refer to the entities and activities authorized by the terms of the Farm Credit Act of 1971 and the regulations thereunder (collectively, the “Participants”). Cofina and CHS consent to the grant of such subparticipations, as well as any other participation or subparticipation which ProPartners or any Participant may elect to grant in any or all of the Participated Loans.
XI. EXPIRATION AND TERMINATION
11.01	This Agreement shall continue in effect until December 31, 2008 (“Term”), which Term will automatically renew for additional one-year increments unless a written termination notice is given to the other parties at least 90 days prior to the end of the current Term; provided, however, that either party may terminate this Agreement upon written notice to the other in the event that the other party is in breach in any material respect of its obligations hereunder and such breach remains uncured for ten business days following written notice thereof to such party. In the event this Agreement is expired, terminated or suspended, the respective rights and obligations of the parties shall continue with respect to any outstanding Participated Loans until all indebtedness and other obligations under all such Participated Loans and related Loan Documents have been fully and completely discharged. This Agreement shall terminate upon full payment of all indebtedness and other obligations under all such Participated Loans and related Loan Documents and the closing of all of the purchase pools.
XII. MISCELLINIOUS
12.01	No provision of this Agreement or any other related agreement among ProPartners, Cofina and/or CHS regarding the Participated Loans can be waived, modified, amended, supplemented, or terminated, except by a writing executed by ProPartners, CHS and Cofina. The failure of any party to enforce at any time any of the provisions of this Agreement shall in no way be construed to waive any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

12.02	This Agreement and any other agreements among the parties associated with the Participated Loans shall be governed by and construed under the laws of the State of Minnesota, without giving effect to conflict of law principles thereof.

12.03	ProPartners, CHS and Cofina agree to execute other agreements, documents or instruments as requested by the other party in connection with this Agreement as may be deemed necessary to carry out the puilose hereof.

12.04	Except as otherwise expressly provided herein, all notices and other communications shall have been duly given and shall be effective (a) when delivered, (b) when transmitted via facsimile to the number set out below, (c) the business day following the day on which the same has been delivered prepaid (or pursuant to an invoice arrangement) to a reputable national overnight air courier service, or (d) the third business day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the address set forth below, or at such other address as such party may specify by written notice to the other parties hereto:

If to Cofina:

Cofina Financial, LLC 5500 Cenex Drive Inver Grove Heights, Minnesota 55077 Attention: Sharon Barber Fax: (651) 451-4917

If to CHS:

CHS Inc. P.O. Box 64089 St. Paul, Minnesota 55164-0089 Attention: John Sclunitz Fax: (651) 355-4554

If to ProPartners:

ProPartners Financial 375 Jackson Street St. Paul, Minnesota 55101-1810 Attention: Chris Mueller Fax: (651) 282-7861

12.05	All payments made by the appropriate party under this Agreement shall be made in the lawful currency of the United States by wire transfer or other electronic method (i.e., ACH) of immediately available funds to the appropriate party, in accordance with the wire transfer instructions specified in a written notice delivered to the other party from time to time.

12.06	This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and finally integrated into this Agreement. The parties agree that this Agreement amends and restates the Prior Agreement and that this Agreement supersedes and replaces the Prior Agreement in its entirety.

12.07	Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

12.08	This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.
[signature page follows]

          IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered as of the date first above written.

AGSTAR FINANCIAL SERVICES, PCA, D/B/A PROPARTNERS FINANCIAL

By:

Its:

COFINA FINANCIAL, LLC

By:

Its:

CHS INC.

By:

Its:

EXHIBIT A
Loan Underwriting Criteria
[attached]

EXHIBIT B
Reports
Cofina Financial Reports
Daily
Interest Accrual by Loan Pool
Principal by Loan Pool
Principal Payments
Principal Disbursements
Interest Payments
Fee Payments & Disbursements
All other transactions/corrections
Wire Transfer Charges
Loan Payable
Interest Payable
All of the above daily reports are by loan pool and will also have a running month-to-date balance on a pool basis
Weekly
Past due loan list
Country Loan Officer Trial Balance
Monthly
Individual loan listing within each pool to include at a minimum:
Commitment and outstanding loan balance
Interest receivable
Classification and date changed
ADB
Guarantee (recourse)
Monthly Customer Statements and transaction history (provided through website access)
Income by State Report
Past Due Summary
Future Maturities & Payments
Loans Approved during the month
Loans paid off during the month
Asset Classification Summary by Loan Pool
Interest buy-downs and add-ons ADB
Country Business Partners ADB
Ex. A-1

Section 4 Loan Underwriting Standards Producer Lending
Loan Underwriting Standards
This policy establishes the loan underwriting standards governing Cofina Financial’s producer lending programs. These programs are transactional financing which primarily support the applicant’s purchase of inputs necessary to raise crops or produce livestock. Repayment is expected upon the sale of the corresponding crops or livestock financed. Credit requests are thoroughly, yet differentially analyzed to help ensure quality credit decisions. Credit staff’s analysis, documentation and recommendations are the keys to a successful, high quality loan program.
Loan Limits
Loan commitments are generally limited to:
     Crop

-	65% of the value of all crops produced

-	60% of the value of all crops produced when the producer feeds 25% or more of growing crops

-	100% total net worth
     Livestock

-	$150/hd equity position for price protected feeder livestock

-	$200/hd equity position for open priced feeder livestock

-	$550/hd breeder livestock

-	$700/cow-calf pair

-	150% total net worth
Credit Analysis Standards
Differential credit analysis and verification is employed in the underwriting process based on the applicant’s total loan exposure and purpose of request. All loans are credit scored to provide a baseline credit rating. Loan commitments of $100,000 or less are underwritten based on the credit scoring system. Loan commitments between $100,000 and $250,000 require additional credit verification to support the credit decision. Larger loans typically exceeding $250,000 require more traditional trend analysis to support credit decisions. All credit decisions and corresponding loan conditions are documented in the Trade Credit Application and credit file supporting the loan request.
Loan Quality Tiers
Loans are rated and placed in one of five loan quality tiers. The Tier rating impacts risk pool placement, pricing, collateral needs and guaranty requirements. The general definitions include:

A1	High quality loans with sufficient strength to support timely and full repayment performance even with average or greater adversity. A1 loans will generally require no guaranty by the partner and support the best interest rates.

A2	High quality loans that may have weaknesses, but contain offsetting strengths to support timely and full repayment performance, even with average adversity.

B	Loans with weaknesses. Offsetting strengths are marginal and could delay timely and full repayment of the loan request with average adversity.

C	Weak loans with very limited offsetting strengths and a high probability that timely and full repayment of the loan request would be delayed or fail with average adversity.

D	Materially weak loans with very limited to no offsetting strengths and a high degree of certainty that timely and full repayment of the loan request would not occur with any adversity. These loans are generally declined to protect the interests of both Cofina Financial and the Country Business Partner (“CBP or Partner”) and if approved by the Partner, shall require 100% guaranty and Partner payout 30 days after maturity.
9/06

Section 4
Loan Underwriting Standards
Producer Lending
Country Business Partner Guaranty
Cofina Financial’s relationship with each CBP shall be documented in a partner agreement. The partner agreements define the terms of the relationship as well as the Partner guaranty options available to support producer loans. Each Partner shall be approved for a specified level of guaranty prior to accepting producer loans on a guaranty basis. Maximum guaranty levels shall be approved by both the Partner and Cofina Financial and its funding source, as required. Credit shall be responsible for monitoring and reporting guaranty utilization relative to the maximum approved.
The Partner has the option of providing a guaranty for certain classified loans on a pro-rata basis. The terms of the guaranty relationship are documented in a Country Business Partner Master Guaranty Agreement and applied on a portfolio basis with the Partner. Guaranty requirements are established based on the producer loan tier rating and compliance with standard loan conditions. Guaranty requirements by loan tier and pool are as follows:

Tier	A1	A2	B	B	C	D
Pool	5%	10%	15%	50%	15%/100%	100%*

CBP — Pro-rata Guaranty	0%	0%	0, 25, 50, 75%	na	100%	100%*

CHS — CO Pool Guaranty	0%	0%	0%	50%	100%	100%

Standard Loan Conditions
1st Crop Lien — Cofina Financial requires a 1st lien on crops with the exception of small, tier A1 or A2 loans. The applicant must clearly meet the FICO, credit score, and LTV maximum to qualify for a 2nd lien position.
Crop Insurance — Cofina Financial requires crop insurance on all loan applications. Crop loans shall require a minimum of 65% multi-peril crop insurance or CRC coverage assuming the loan is equal to or exceeds 65% of crop value. In general, the level of insurance should be in an amount equal to or greater than the loan amount. If crop insurance is below the loan amount or not obtained, the loan amount may be reduced for lower tier quality loans or require a guaranty, if not already a condition of approval. An assignment of insurance is also required with the exception of small tier A1 or A2 loans. Refer to crop loan conditions for further specifications.
Joint Checks — Cofina Financial requires joint checks (EFS, CNS, or Notice to Buyer filings) on all applications with the exception of small, tier A1 or A2 crop loans. Joint checks may also be waived if the customer has a solid repayment history, adequate working capital, and/or the Partner provides a guaranty, if not already a condition of the loan.
FSA Assignment — Cofina Financial requires an assignment of government payments with the exception of small, tier A1 or A2 loans. Refer to crop loan conditions for further specifications.
Secondary Collateral — Cofina Financial requires an Ag blanket filing/junior lien on machinery and equipment on all loans with the exception of small tier A1 and A2 loans. Refer to crop loan conditions for further specifications.
1st Lien on Livestock Financed — Cofina Financial requires a 1st lien on all livestock financed. A 1st lien on feed crops is also required if contributed as equity.
Livestock Insurance — Cofina Financial requires catastrophic loss insurance on livestock financed with Cofina Financial named as loss payee.

9/06

Section 4
Loan Underwriting Standards
Producer Lending
Total Loan Commitment: < $100,000
Information Requirements
Loan Application
Legal Entity Documents (if other than sole proprietor)
Cropland Legal Descriptions
Credit Analysis & Documentation Criteria
Loan commitments of $100,000 or less are underwritten using a credit scoring model which incorporates the applicant’s basic financial information with information from the credit bureau report. All related parties shall be evaluated in the credit scoring process and weak credit scores shall be reflected in the final credit approval decision. Credit approval is documented in the Trade Credit Application. A copy of the approved loan conditions is maintained in the credit file.
Underwriting Standards/Tier Rating
Loan pool placement and tier ratings are based on the resulting FICO Score, CB score and report notations, loan to net worth, owner equity, payment experience, debt exposure, and loan to crop value. If the borrower has no crop insurance, significant judgments, bankruptcy or other major derogatory factors on the CB report, the loan request may warrant a reduction in Tier or may be declined.

Tier	A1	A2	B	C	D
Pool	5%	10%	15% / 50%	15%***/100%	100%*

FICO	220 +	190-219	165-189	130-164	<130

CB Score	≥ 730	≥ 700	≥ 650	≥ 600	< 600

Owner’s Equity	> 40%	> 40%	> 30%	< 30%	< 20%

Debt Exposure	> 50%	> 50%	> 30%	> 30%	< 30%

Payment Experience **	≤ 2	≤ 2	≤ 3	≤ 3	≥ 4

Loan to Crop Value	≤ 65%	≤ 65%	≤ 65%	≤ 65%	> 65%

Loan to Net Worth	≤ 100%	≤ 100%	≤ 100%	≤ 100%	> 100%

*	Recommend decline or 100% guaranty with 30 day payout.

**	Repayment definitions:

1 — Always pays within 30 days; 2 — Usually pays within 30 days of due date; 3 — Occasionally 30 — 60 days late

***	Partner loans with a 100% guaranty shall be placed in the 15% Pool and priced consistent with the 10% Pool cost.
Loan Conditions & Collateral Requirements
The following table outlines loan conditions and collateral requirements for crop input loans ≤ $100,000. This is a general outline, each individual loan is reviewed individually and conditions may be added or removed based on each producer’s unique situation.

Tier	A1 & A2	B & C
Pool	5% & 10%	15%, 50% & 100%

$10,000 — $75,000 Two hour turnaround on complete applications	Straight line of credit 2nd UCC lien on crop MPCI	Straight line of credit 1st UCC lien on crop MPCI Insurance Assignment
$75,001 — $100,000	Straight line of credit 1st UCC lien on crop MPCI Insurance Assignment Ag Blanket UCC	FSA Assignment Crop Contract Assignment Ag Blanket UCC w/CNS-EFS filings

10/06

Section 4
Loan Underwriting Standards
Producer Lending
Total Loan Commitment: $100,001 — $250,000
Information Requirements
Loan Application
Current Balance Sheet and Supporting Schedules from all Related Parties (dated within 90 days of application)
Legal Entity Documents (if other than sole proprietor)
Cropland Legal Descriptions
Credit Analysis & Documentation Criteria
Loan commitments between $100,000 and $250,000 require additional credit information and verification to support the credit score and approval decision. Credit references and major balance sheet items shall be verified for each applicant and related party. Any material credit weaknesses shall be documented and addressed with mitigating factors to support the credit decision. A brief overview of the credit decision shall be documented in the Trade Credit Application. A copy of the approved loan conditions is maintained in the credit file.
Underwriting Standards/Tier Rating
The core standards for approval are in the Tier A category. As ratios improve, a loan can be moved into Tier A1. As ratios decline, then Tier B or Tier C standards are applied. The ratios shown in the A1, B and C are provided as guidelines to help provide consistency for Tier ratings.
Loans can be placed in a Tier without meeting all the ratios if other ratios are strong or there are other mitigating factors such as equity available to be financed, co-signer, etc. These factors must be identified. The credit score has less impact on the credit decision and more weight is given to the financial analysis and other credit factors. In addition, if the applicant does not meet all loan conditions e.g. no crop insurance, the loan request may warrant a reduction in Tier or credit decline.

Tier	A1	A2	B	C	D
Pool	5%	10%	15%/50%	15%***/100%	100%*

FICO	220 +	190-219	165-189	130-164	<130

CB Score	≥ 730	≥ 700	≥ 650	≥600	< 600

Owner Equity %	> 45%	> 40%	> 35%	> 30%	< 30%

Working Capital / AGI	> 20%	> 15%	0	Negative	Negative

Interest / AGI	< 12%	< 15%	< 18%	< 21%	> 21%

Repayment History **	1	≤ 2	≤ 3	≤ 3	≥ 4

Loan / Net Worth**	< 100%	< 100%	< 100%	< 100%	> 100%

Collateral- Loan / EMV	≤ 65%	≤ 65%	≤ 65%	≤ 65%	> 65%

*	Recommend decline or 100% guaranty with 30 day payout.

**	Repayment definitions:
1 — Always pays within 30 days; 2 — Usually pays within 30 days of due date; 3 - Occasionally 30 — 60 days late

***	Partner loans with a 100% guaranty shall be placed in the 15% Pool and priced consistent with the 10% Pool cost.

10/06 Page 4 of 8

Section 4
Loan Underwriting Standards
Producer Lending
Loan Conditions & Collateral Requirements
The table on the following page provides a general outline of loan conditions and collateral requirements for crop input loan commitments between $100,000 and $250,000. Each individual loan is reviewed individually and conditions may be added or removed based on the applicant’s unique situation.

Tier	A1 & A2	B & C
Pool	5% & 10%	15%, 50% & 100%
$100,001 — $250,000 2 day turnaround with complete application for sole proprietorship 3 day turnaround with complete application for entities	Straight line of credit 1st UCC lien on crop 65% MPCI (minimum) Insurance Assignment Ag Blanket UCC	Straight line of credit 1st UCC lien on crop 65% MPCI (minimum) Insurance Assignment FSA Assignment Crop Contract Assignment Ag Blanket UCC w/CNS-EFS filings

10/06 Page 4 of 8

Section 4
Loan Underwriting Standards
Producer Lending
Total Loan Commitment: > $250,000
Information Requirements
Loan Application
Current & Prior Year Balance Sheet and Supporting Schedules from all Related Parties (dated within 90 days of application)
3 years Tax Forms 1040 and Schedule F
Legal Entity Documents (if other than sole proprietor)
Cropland Legal Descriptions
Credit Analysis & Documentation Criteria
Loan commitments exceeding $250,000 require more traditional credit analysis and documentation to support the credit score and approval decision. In addition to verifying major balance sheet items and credit reference, the credit decision shall consider key balance sheet trends and earnings performance. Key credit factors and any material credit weaknesses shall be documented and addressed in a credit narrative. Loans exceeding $500,000 require a detailed credit report addressing all credit factors and loan conditions. A copy of the credit narrative and supporting loan conditions shall be maintained in the credit file.
Underwriting Standards/Tier Rating
The core standards for approval are in the Tier A category. As ratios improve, a loan can be moved into Tier A1. As ratios decline, then Tier B or Tier C standards are applied. The ratios shown in the A1, B and C are provided as guidelines to help provide consistency for Tier ratings.
Loans can be placed in a Tier without meeting all the ratios if other ratios are strong or there are other mitigating factors such as equity available to be financed, co-signer, etc. These factors must be identified. The credit score has less impact on the credit decision and more weight is given to the financial analysis and other credit factors. In addition, if the applicant does not meet all loan conditions e.g. no crop insurance, the loan request may warrant a reduction in Tier or credit decline.

Tier	A1	A2	B	C	D
Pool	5%	10%	15%/50%	15%***/100%	100%*

FICO	220 +	190-219	165-189	130-164	<130

CB Score	> 730	> 700	> 650	> 600	< 600

Owner Equity %	> 45%	> 40%	> 35%	> 30%	< 30%

Working Capital / AGI	> 20%	> 15%	0	Negative	Negative

Interest / AGI	< 12%	< 15%	< 18%	< 21%	> 21%

CDRC	> 120%	> 110%	> 110%	> 100%	< 100%

Repayment History **	1	< 2	< 3	< 3	> 4

Loan / Net Worth**	< 100%	< 100%	< 100%	< 100%	> 100%

Collateral- Loan / EMV	< 65%	< 65%	< 65%	< 65%	> 65%

*	Recommend decline or 100% guaranty with 30 day payout.

**	Repayment definitions:
1 – Always pays within 30 days; 2 – Usually pays within 30 days of due date; 3 – Occasionally 30 – 60 days late

***	Partner loans with a 100% guaranty shall be placed in the 15% Pool and priced consistent with the 10% Pool cost.

10/06 Page 6 of 8

Section 4
Loan Underwriting Standards
Producer Lending
Loan Conditions & Collateral Requirements
The table on the following page provides a general outline of loan conditions and collateral requirements for crop input loan commitments exceeding $250,000. Each loan request is reviewed individually and conditions may be added or removed based on the applicant’s unique situation.

Tier	A1 & A2	B & C
Pool	5% & 10%	15%, 50% & 100%
$250,000 — $500,000 5 day turnaround with complete application	Straight line of credit Revolving line of credit option (A1 only) 1st UCC lien on crop 65% MPCI (minimum) Insurance Assignment Ag Blanket UCC	Straight line of credit 1st UCC lien on crop 65% MPCI (minimum) Insurance Assignment FSA Assignment Crop Contract Assignment Ag Blanket UCC w/CNS-EFS filings

> $500,000 10 day turnaround with complete application	CLO Direct Customer Call Straight line of credit Revolving line of credit option (A1only) 1st UCC lien on crop 65% MPCI (minimum) Insurance Assignment Ag Blanket UCC	CLO Direct Customer Call Straight line of credit 1st UCC lien on crop 65% MPCI (minimum) Insurance Assignment FSA Assignment Crop Contract Assignment Ag Blanket UCC w/CNS-EFS filings

10/06 Page 7 of 8

Section 4
Loan Underwriting Standards
Producer Lending
Livestock Loans – Supplemental Underwriting Standards
Information requirements and credit analysis & documentation criteria are the same for crop and livestock loans.
Underwriting Standards/Tier Rating
The core standards for approval are in the Tier A category. As ratios improve, a loan can be moved into Tier A1. As ratios decline, then Tier B or Tier C standards are applied. The ratios shown in the A1, B and C are provided as guidelines to help provide consistency for Tier ratings.

Tier	A1	A2	B	C
Pool	5%	10%	15%	15%***/50%/100%*

FICO	220+	190-219	165-189	130-164

CB Score	> 730	> 700	> 650	> 600

Owner Equity %	> 45%	> 40%	> 35%	> 30%

Working Capital / AGI	> 20%	> 15%	0	Negative

Interest / AGI	< 12%	< 15%	< 18%	< 21%

CDRC	> 120%	> 110%	> 110%	> 100%

Repayment History **	1	< 2	< 3	< 3

Loan / Net Worth**	< 200%	< 150%	< 100%	< 100%

Equity — Feeder Cattle
Contracted/Hedged	15% of MV	15% of MV	15% of MV	15% of MV
	($100 min)	($100 min)	($100 min)	($100 min)
Open	20% of MV	20% of MV	20% of MV	20% of MV
	($150 min)	($150 min)	($150 min)	($150 min)

Equity — Breeding Cattle
Equity / Cow	$100	$100	$100	$100
Max. Loan / Cow	$550	$550	$550	$550
Max. Loan / Cow-Calf pr	$700	$700	$700	$700

*	Recommend decline or 50% or 100% guaranty from CHS or CBP if available.

**	Repayment definitions: 1 – Always pays within 30 days; 2 – Usually pays within 30 days of due date; 3 – Occasionally 30 – 60 days late

***	Partner loans with a 100% guaranty shall be placed in the 15% Pool and priced consistent with the 10% Pool cost.
Loan Conditions & Collateral Requirements
The table below provides a general outline of loan conditions and collateral requirements for livestock loans. Each loan request is reviewed individually and conditions may be added or removed based on the applicant’s unique situation.

Tier	A1 & A2	B & C
Pool	5% & 10%	15%, 50% & 100%

All Livestock Loans	Revolving line of credit
1st UCC lien on all livestock
1st UCC lien on feed crop on hand (if included as equity)
Ag Blanket UCC
Custom Feedlot Agreement and Custodial Agreement (custom fed) (over $250,000)
Identifiable Brand and/or Ear tags (over $250,000)
List of Prospective Buyers attached to Security Agreement
Project Feasibility Plan (over $250,000)
Market Contract Assignment
Catastrophic loss insurance with Cofina Financial loss payee

10/06
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